Exhibit 99.2

Perma-Fix Achieves $1.9 Million of Adjusted EBITDA
for the Second Quarter of 2013

Gross margin improves to 17.7% from 11.7%
for the same period last year

ATLANTA – August 7, 2013 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced results for the second quarter ended June 30, 2013.

Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, “I am pleased to report a significant improvement in our financial results compared to both the first quarter of 2013 and the second quarter of 2012. Despite one of the most difficult funding environments in our Company’s history, we achieved nearly $2 million of adjusted EBITDA for the second quarter. Within the Services Segment we have been awarded some initial small contracts, and we are actively bidding on a number of sizable projects. Within the Treatment Segment, there is significant pent up demand within the U.S. Department of Energy (DOE) due to delayed treatment at a number of sites, and funding for these projects has slowly begun to return. In addition, we are aggressively pursuing a number of significant opportunities treating more complex and higher activity waste streams, including solutions we developed to address tank waste at the DOE’s Hanford, Washington site.”

“As a result of our cost saving initiatives, we have significantly reduced our fixed cost threshold, and believe that going forward we can generate positive cash flow in even the most challenging markets. As we increase the throughput at our facilities, we expect to benefit from high incremental margin wastes. From a competitive standpoint, we believe we have weathered the current market far better than others. This has allowed us to maintain and also enhance our reputation as an emerging leader within the nuclear services industry.”

Financial Results

Revenue for the second quarter of 2013 was $22.8 million versus $33.7 million for the same period last year. Revenue for the Treatment Segment was $10.1 million compared to $10.0 million for the same period in 2012. Revenue from the Services Segment was $12.7 million versus $23.7 million for the same period in 2012.

Gross profit for the second quarter of 2013 was $4.0 million versus $3.9 million for the second quarter of 2012. Gross margin increased to 17.7% from 11.7% for the same period last year primarily due to expense reductions in both segments as we continue to focus on efficiencies within our operations and administrative infrastructure.

Operating loss for the second quarter of 2013 was $898,000 versus operating loss of $1.2 million for the second quarter of 2012. Operating loss for the second quarter of 2013 included a non-cash, goodwill impairment charge of approximately $1.1 million related to the expiration of the CH Plateau Remediation Company (“CHPRC”) contract. Net loss attributable to common stockholders for the second quarter of 2013 was $876,000, or ($0.02) per share, versus net loss of $1.2 million or ($0.02) per share, for the same period in 2012.

The Company recorded Adjusted EBITDA of $1.9 million from continuing operations during the quarter ended June 30, 2013, as compared to Adjusted EBITDA of $695,000 for the same period of 2012. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA as a means to measure performance. The Company’s measurement of EBITDA may not be comparable to similarly titled measures reported by other companies. Due to the unique accounting for the recognition of fair market value of percentage of completion contracts resulting from the acquisition of SEC and the goodwill impairment charge for the CHPRC reporting unit, the Company recognizes that EBITDA is an “Adjusted EBITDA” and understands these differences when measuring performance. The table below reconciles EBITDA and Adjusted EBITDA, both non-GAAP measures, to loss from continuing operations for the three and six months ended June 30, 2013 and 2012.

	Quarter Ended		Six Months Ended
	June 30,		June 30,
(In thousands)	2013	2012	2013	2012
Loss from continuing operations	$(980)	$(1,009)	$(3,868)	$(1,816)

Adjustments:
Depreciation & amortization	1,289	1,361	2,576	2,753
Interest income	(9)	(7)	(18)	(21)
Interest expense	200	199	344	420
Interest expense - financing fees	24	26	47	60
Income tax benefit	(132)	(399)	(1,560)	(855)

EBITDA	392	171	(2,479)	541

Cost in excess of revenue and amortization of acquired contracts	396	524	833	1406
Impairment loss on goodwill	1,149	—	1,149	—

Adjusted EBITDA	$1,937	$695	$(497)	$1,947

The tables below present certain unaudited financial information for the business segments, excluding allocation of corporate expenses:

	Three Months Ended		Six Months Ended
	June 30, 2013		June 30, 2013
(In thousands)	Treatment	Services	Treatment	Services
Net revenues	$10,108	$12,676	$17,450	$25,163
Gross profit	2,312	1,711	2,167	2,393
Segment profit (loss)	795	(619)	(93)	(819)

	Three Months Ended		Six Months Ended
	June 30, 2012		June 30, 2012
(In thousands)	Treatment	Services	Treatment	Services
Net revenues	$10,037	$23,661	$22,879	$48,755
Gross profit	1,087	2,843	3,808	4,491
Segment profit	72	989	1,164	1,094

Conference Call

Perma-Fix will host a conference call at 11:00 a.m. ET today, Wednesday, August 7, 2013. The call will be available on the Company’s website at www.perma-fix.com, or by calling 877-407-0778 for U.S. callers, or 201-689-8565 for international callers. A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through midnight Wednesday, August 14, 2013, and can be accessed by calling: 877-660-6853 (U.S. callers) or 201-612-7415 (international callers) and entering conference ID: 419147.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services. The Company's nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the DOE, the Department of Defense ("DOD"), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, new build construction, and radiological protection, safety and industrial hygiene capability to our clients. The Company operates four nuclear waste treatment facilities and provides nuclear services at DOE, DOD, and commercial facilities, nationwide. Please visit us on the World Wide Web at http://www.perma-fix.com.

This press release contains “forward‑looking statements” which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plans to”, “estimates”, “projects”, and similar expressions. Forward‑looking statements include, but are not limited to: can generate positive cash flow going forward, expect to benefit from high incremental margin waste, and enhance our reputation as an emerging leader in the nuclear services industry. These forward‑looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our new technologies; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; that Congress provides continuing and appropriate funding for the DOD’s and DOE’s remediation projects; ability to obtain new foreign and domestic remediation contracts; and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of our 2012 Form 10-K and Forms 10-Q for quarters ended March 31, 2013 and June 30, 2013. The Company makes no commitment to disclose any revisions to forward‑looking statements, or any facts, events or circumstances after the date hereof that bear upon forward‑looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:
David K. Waldman-US Investor Relations
Crescendo Communications, LLC
(212) 671-1021

Herbert Strauss-European Investor Relations
herbert@eu-ir.com
+43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Amounts in Thousands, Except for Per Share Amounts)	2013	2012	2013	2012

Net revenues	$22,784	$33,698	$42,613	$71,634
Cost of goods sold	18,761	29,768	38,053	63,335
Gross profit	4,023	3,930	4,560	8,299

Selling, general and administrative expenses	3,370	4,589	7,556	9,627
Research and development	402	535	901	888
Impairment loss on goodwill	1,149	—	1,149	—
(Gain) loss on disposal of property and equipment	—	(3)	2	(3)
Loss from operations	(898)	(1,191)	(5,048)	(2,213)

Other income (expense):
Interest income	9	7	18	21
Interest expense	(200)	(199)	(344)	(420)
Interest expense-financing fees	(24)	(26)	(47)	(60)
Other	1	1	(7)	1
Loss from continuing operations before taxes	(1,112)	(1,408)	(5,428)	(2,671)
Income tax benefit	(132)	(399)	(1,560)	(855)
Loss from continuing operations, net of taxes	(980)	(1,009)	(3,868)	(1,816)

Income (loss) from discontinued operations, net of taxes	43	(60)	15	(198)
Net loss	(937)	(1,069)	(3,853)	(2,014)

Net (loss) income attributable to non-controlling interest	(61)	102	(64)	158

Net loss attributable to Perma-Fix Environmental Services, Inc. common stockholders	$(876)	$(1,171)	$(3,789)	$(2,172)

Net loss per common share attributable to Perma-Fix Environmental Services, Inc. stockholders - basic:
Continuing operations	$(.02)	$(.02)	$(.07)	$(.04)
Discontinued operations	$—	$—	$—	$—
Net loss per common share	$(.02)	$(.02)	$(.07)	$(.04)

Net loss per common share attributable to Perma-Fix Environmental Services, Inc. stockholders - diluted:
Continuing operations	$(.02)	$(.02)	$(.07)	$(.04)
Discontinued operations	$—	$—	$—	$—
Net loss per common share	$(.02)	$(.02)	$(.07)	$(.04)

Number of common shares used in computing net loss per share:
Basic	56,334	56,094	56,303	56,078
Diluted	56,334	56,094	56,303	56,078

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONDENSED BALANCE SHEET
(UNAUDITED)

	June 30,	December 31,
(Amounts in Thousands, Except for Share and Per Share Amounts)	2013	2012

ASSETS
Current assets:
Cash and equivalents	$130	$4,403
Account receivable, net of allowance for doubtful accounts of $2,335 and $2,507	10,954	11,395
Unbilled receivables	7,103	8,530
Other current assets	3,567	4,067
Deferred tax assets - current	3,178	1,553

Assets of discontinued operations included in current assets, net of allowance for doubtful accounts of $25 and $45	686	499
Total current assets	25,618	30,447

Net property and equipment	33,253	35,314
Property and equipment of discontinued operations, net of accumulated depreciation of $60 and $60, respectively	1,616	1,614
Deferred tax asset, net of liabilities	1,103	1,103
Intangibles and other assets	70,972	72,553
Total assets	$132,562	$141,031

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$20,836	$25,628
Current liabilities related to discontinued operations	1,725	1,512
Total current liabilities	22,561	27,140

Long-term liabilities	23,982	23,425
Long-term liabilities related to discontinued operations	1,592	1,829
Total liabilities	48,135	52,394
Commitments and Contingencies
Preferred Stock of subsidiary, $1.00 par value; 1,467,396 shares authorized, 1,284,730 shares issued and outstanding, liquidation value $1.00 per share	1,285	1,285
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.001 par value; 75,000,000 shares authorized, 56,372,273 and 56,238,525 shares issued, respectively; 56,334,063 and 56,200,315 outstanding, respectively	56	56
Additional paid-in capital	102,972	102,819
Accumulated deficit	(19,794)	(16,005)
Accumulated other comprehensive loss	(4)	(2)
Less Common Stock in treasury at cost: 38,210 and 0 shares, respectively	(88)	(88)
Total Perma-Fix Environmental Services, Inc. stockholders' equity	83,142	86,780
Non-controlling interest	—	572
Total stockholders' equity	83,142	87,352

Total liabilities and stockholders' equity	$132,562	$141,031